Exhibit 99.1

Contacts:
John W. Smolak	Scott Tsujita
Executive Vice President,	Sr. Vice President of Finance,
Chief Financial and Administrative Officer	Treasury & Investor Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-4750	Phone: 602-504-5161
Email: jsmolak@hypercom.com	Email: stsujita@hypercom.com

HYPERCOM CORPORATION REPORTS FILING OF
PURPORTED CLASS ACTION LAWSUITS

PHOENIX, February 15, 2005-Hypercom Corporation (NYSE: HYC) a leading global supplier of electronic payment solutions, reported today that Hypercom, its chief executive officer and its chief financial officer have been named as defendants in several purported shareholder class action lawsuits filed by law firms on behalf of purchasers of the securities of Hypercom between April 2004 and February 2005, alleging that Hypercom and members of management engaged in violations of the Securities Exchange Act of 1934 by issuing false and misleading statements concerning Hypercom’s 2004 financial results for the first three quarters of 2004.

As previously reported, Hypercom’s audit committee is conducting an independent inquiry with outside legal counsel to assure that the Company is taking the appropriate approach to resolving the issues related to the recently announced restatement of Hypercom’s 2004 quarterly financial results, as well as any further issues that may be identified during the course of the pending review of Hypercom’s internal control procedures under Section 404 of the Sarbanes-Oxley Act or the completion of the 2004 financial statement audit.

Hypercom and the members of management named as defendants therein intend to take all appropriate actions to vigorously defend the suits and any additional suits that may hereafter be filed with respect to Hypercom’s recently announced restatement of its 2004 quarterly financial results.

While Hypercom intends to vigorously defend these lawsuits, and is in the process of tendering the defense of these suits to its insurance carrier, its policies provide for substantial retentions, and therefore the cost of defending these suits will affect its net income and cash flows in future periods. In addition, there can be no assurance that Hypercom will be successful in its defense of these suits, or that the carrier will ultimately provide coverage for the defendants.

About Hypercom (www.hypercom.com)

Observing 26 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-

transaction for consumers, merchants and acquirers, and yield increased profitability for its customers.

Widely recognized as the global payment technology innovator, Hypercom delivers complete card payment terminal, network access device, server and transaction networking solutions that help merchants and financial institutions generate revenues and increase profits.

Headquartered in Phoenix, Arizona, Hypercom’s card payment terminal, network and server solutions are leading the transformation of electronic payments in more than 100 countries. HYCF

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Hypercom is a registered trademark of Hypercom Corporation